Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED
AMENDMENT TO SAND SUPPLY AGREEMENT1
This Amendment to Sand Supply Agreement (this “Amendment”) is made this 3rd day of November, 2015 (the “Execution Date”) by and between Muskie Proppant LLC, a Delaware limited liability company, (“Supplier”); and Gulfport Energy Corporation, a Delaware corporation, (Customer”). Supplier and Customer are sometimes individually referred to as a “Party”, or collectively referred to as the “Parties”.

WHEREAS, Supplier and Customer entered into that certain Sand Supply Agreement dated October 1, 2014 (the “Agreement”), pursuant to which Supplier agreed to sell sand to Customer, more particularly 40/70 proppant sand (the “Product”), subject to the terms and conditions in the Agreement.
WHEREAS, the Agreement provided for Product pricing in a manner set forth in Article III of the Agreement.
WHEREAS, Supplier and Customer desire to amend the Agreement to modify certain Product pricing terms.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined herein shall have the same meanings given to such terms in the Agreement.

2.Recitals. The foregoing recitals are incorporated into and made a part of this Amendment.

3.Product Price. Effective as of September 1, 2015, Section 3.2(a) of the Agreement shall be replaced in its entirety by the following language:

“(i) The Parties agree that the purchase price for the Product (the “Product Price”) shall be determined by the equation below (the “Product Price Calculation”). The Product Price shall be subject to an adjustment at the end of each calendar quarter, in order to calculate the Product Price for the upcoming calendar quarter. The Parties also agree to use [*]1 for purposes of calculating the Product Price for the subsequent calendar quarter, provided that the average price for any calendar quarter shall not exceed the Escalation Index Ceiling.

Product Price = Base Sand Price + Floating Sand Price

Floating Sand Price = (1+ (([*]1 – Escalation Index Floor) / (Escalation Index Floor)) * Floating Sand Price Floor

where:

a.	Base Sand Price = [*][1] Dollars ($[*]1) per ton (take or pay cost)

b.	Floating Sand Price Floor = [*][1] ($[*]1) per ton

c.	Escalation Index Floor = [*][1] Dollars and [*][1] Cents ($[*]1) / [*][1]

d.	Floating Sand Price Ceiling = [*][1] Dollars ($[*]1) per ton

e.	Escalation Index Ceiling = [*][1] Dollars ($[*]1) / [*][1]

As an example, assume [*]1 for the First Quarter of 2016. Then, the Second Quarter Product Price shall be as follows:

1The appearance of [*] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL TREATMENT REQUESTED

Product Price = $[*]1 + (1 +(($[*]1 - $[*]1) / $[*]1)) * $[*]1 = $[*]1

Notwithstanding anything herein to the contrary, the Parties agree that the Product Price shall never be lower than $[*]1 per ton nor exceed $[*]1 per ton.”

“(ii) In addition to the Product Price for the Product, Customer will pay Supplier for all costs and expenses incurred by Supplier for handling and transporting from Supplier’s source of origin to the Designated Transload Facility, including all rail cost, railcar cost and destination transload fees, where “source of origin” means the origination location of Supplier’s rail shipment; however, Parties agree that any and all costs for rail car use fees and/or rail car lease fees necessary to supply Customer with Product shall not be included as a cost or expense for handling and transporting under this Section.”

4.Section 3.2(b). The Parties agree that Section 3.2(b) of the Agreement shall be deleted in its entirety.

5.Counterparts. This Amendment may be executed in a number of identical counterparts, including, without limitation, facsimile or email execution copies. If so executed, each counterpart is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement.

6.Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and assigns.

7.Entire Agreement. This Amendment and the Agreement, together with their respective exhibits, constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all related negotiations, prior discussions and prior agreements and understandings. No amendment hereto shall be binding unless mutually agreed to in a written instrument specifically made subject to the Agreement, as modified by this Amendment.

[Signature Page Follows]

1The appearance of [*] denotes confidential information that has been omitted from this exhibit and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, this Amendment has been duly executed by each Party as of the date first written above.

SELLER:	CUSTOMER:
Muskie Proppant, LLC	Gulfport Energy Corporation
By: /s/ Marc McCarthy Name: Marc McCarthy Title: Chairman	By: /s/ Michael G. Moore Name: Michael G. Moore Title: Chief Executive Officer & President